Exhibit 99.7

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), executed on October 28, 2004 (the “Termination Date”), is made by and among JRT Acquisition, Inc. (“JRT”), James R. Tennant (“Tennant”) and Home Products International Inc. (the “Company”). Capitalized terms not defined herein shall have the meaning ascribed to them in the JRT Agreement (as defined below).

RECITALS

WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger dated June 2, 2004 by and between the Company and JRT, as amended, relating to the proposed acquisition by JRT of the Company (the “JRT Agreement”) and that certain Voting Agreement, dated as of June 2, 2004, by and between Tennant and the Company (the “Voting Agreement”);

WHEREAS, pursuant to Section 8.01(d)(ii) of the JRT Agreement, Company may terminate the JRT Agreement in accordance with Section 8.05(b) thereof;

WHEREAS, the Company has received a Company Takeover Proposal that the Special Committee has determined in good faith to be a Superior Company Proposal, has notified JRT of the Superior Company Proposal on October 21, 2004 and has not received a written offer to acquire the Company from JRT that causes the Special Committee to no longer be able to determine in good faith that the Superior Company Proposal remains a Superior Company Proposal;

WHEREAS, substantially contemporaneously herewith, the Company is entering into a definitive agreement implementing the Superior Company Proposal (the “Successor Agreement”);

WHEREAS, JRT shall deliver to the Special Committee invoices and other reasonable supporting documentation for the Acquirer Expenses;

WHEREAS, the Acquirer Expenses shall be paid in accordance with the JRT Agreement;

WHEREAS, the Company and JRT desire to terminate the JRT Agreement pursuant to Sections 8.01(d)(ii); and

WHEREAS, the Company and Tennant desire to terminate the Voting Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed to, and the covenants, agreements and releases contained herein, the parties hereto hereby agree as follows:

1. Recitals. The recitals set forth above are incorporated herein by this reference.

2. Payment of the Acquirer Expenses. The Company hereby re-affirms its obligations under Section 8.05(b)(vi) of the JRT Agreement and, upon delivery to the Special Committee by JRT of invoices and other reasonable supporting documentation for the Acquirer Expenses, the Company shall pay to JRT the Acquirer Expenses (which shall not exceed $550,000 less the amount of any Acquirer Expenses previously paid or reimbursed by the Company) by certified, cashier’s or personal check or by wire transfer of immediately available funds, as designated by JRT in writing prior to such payment.

3. Termination of JRT Agreement and the Voting Agreement. The JRT Agreement is hereby terminated pursuant to Section 8.01(d)(ii) thereof, and the Voting Agreement is hereby terminated pursuant to Section 4.1 thereof. Each such agreement is terminated in its entirety (other than the obligations under Section 8.05(b)(vi) of the JRT Agreement) and, subject to the foregoing, neither agreement will be of any further force or effect whatsoever.

4. Miscellaneous.

(a) Entire Agreement. This Agreement represents the sole and entire agreement amongst the Parties with respect to the subject matter hereof and supercedes all prior agreements, negotiations, and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof.

(b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument representing this Agreement between the parties and it shall not be necessary for the proof of this Agreement that any party produce or account for more than one such counterpart. This Agreement may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

(c) Modification or Waiver. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by each of the parties hereto.

(d) Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party without the prior written consent of the other parties.

(e) Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law otherwise applicable to such determination.

(f) Agreement Voluntary. Each party hereto hereby irrevocably acknowledges and agrees that such party has obtained the advice of counsel, or has knowingly and voluntarily elected to forego the advice of counsel, prior to signing this

Agreement, and each party executes this Agreement voluntarily and with full knowledge of its significance.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement in one or more counterparts as of the Termination Date.

JRT ACQUISITION, INC.

By:	/s/ JAMES R. TENNANT
Name:	James R. Tennant
Title:	Chief Executive Officer

JAMES R. TENNANT

/s/ JAMES R. TENNANT

HOME PRODUCTS INTERNATIONAL, INC.

By:	/s/ JAMES E. WINSLOW
Name:	James E. Winslow
Title:	Executive Vice President and Chief Financial Officer